Exhibit 99.1

March 4, 2014

Oxford Immunotec Reports Fourth Quarter and Full Year 2013 Financial Results

●	Fourth Quarter Revenues of $10.2 Million Increased 94% Compared to Prior Year Period

●	2013 Revenues of $38.8 Million Increased 87% Compared to Prior Year

●	Successfully Completed Initial Public Offering and Nasdaq Listing in November 2013

OXFORD, UK and MARLBOROUGH, MA, Mar. 4, 2014 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology, today announced fourth quarter and full year 2013 financial results.

"We are pleased with our revenues in the fourth quarter, which came in ahead of our expectations," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "We are starting to invest the proceeds of our IPO and we are enthusiastic about the opportunities to continue to grow the business in 2014."

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2013	2012	Change	2013	2012	Change

Product	$5.0	$2.3	121%	$19.9	$9.1	119%
Service	5.2	3.0	73%	18.9	11.6	63%
Total Revenues	$10.2	$5.3	94%	$38.8	$20.7	87%

By geography, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2013	2012	Change	2013	2012	Change

United States	$4.8	$2.5	87%	$17.3	$10.4	67%
Europe and ROW	2.0	1.8	13%	7.2	6.5	10%
Asia	3.4	0.9	268%	14.3	3.8	277%
Total Revenues	$10.2	$5.3	94%	$38.8	$20.7	87%

Fourth Quarter 2013 Financial Results

Revenues for the fourth quarter of 2013 were $10.2 million, representing 94% growth over 2012 fourth quarter revenues of $5.3 million.

2013 fourth quarter product revenues were $5.0 million representing a 121% increase from product revenues of $2.3 million in the fourth quarter of 2012. The increase in product revenues was primarily attributable to growth in the Asia region. Service revenues for the fourth quarter of 2013 were $5.2 million, up 73% from 2012 fourth quarter revenues of $3.0 million. The increase in service revenues was driven by an increase in the number of customers and an increase in volume from existing customers.

U.S. revenues were $4.8 million in the fourth quarter of 2013 representing 87% growth over the same period’s revenues of $2.5 million in the prior year. Growth was driven by an increase in the number of customers and an increase in volume from existing customers.

Europe and Rest of the World revenues were $2.0 million in the fourth quarter of 2013 representing 13% growth over 2012 fourth quarter revenues of $1.8 million. Results were reflective of the more fragmented nature of this market and our investment priorities.

Asia revenues were $3.4 million in the fourth quarter of 2013 representing 268% growth over revenues in the 2012 fourth quarter of $0.9 million. Revenues in the Asia region were driven by continued strong growth in China combined with the addition of revenues from Japan, where we obtained marketing approval in the fourth quarter of 2012.

Gross profit for the fourth quarter of 2013 was $5.8 million, an increase of $3.8 million over gross profit of $2.0 million in the same period of 2012. Gross margin was 56.6% an increase of 19.1 percentage points over the gross margin of 37.5% in the fourth quarter of 2012. The increase in gross margin was due to an increase in both product margins and service margins. The increase in product margins was driven by improvements in kit costs, amortization of fixed costs over an increased volume and a favorable standard cost adjustment in the quarter. The service margin increase was driven primarily by the consolidation of all U.S. testing into one lab facility in Memphis, TN, kit cost reductions and significant operational improvements in workflow in the Memphis facility.

Operating expenses were $7.9 million in the fourth quarter of 2013, an increase of $1.6 million compared to $6.3 million in the same period last year. The increase in operating expenses was primarily due to the hiring of additional sales and marketing personnel, an increase in accounting and audit costs associated with our initial public offering in November of 2013 and an increase in administrative costs related to being a public company.

EBITDA for the fourth quarter of 2013 was $(2.7) million compared to $(4.2) million in the fourth quarter of 2012. Adjusted EBITDA was $(1.4) million for the fourth quarter of 2013 compared to $(4.1) million in the same period in 2012. EBITDA and Adjusted EBTIDA are non-GAAP financial measures.

Net loss for the fourth quarter of 2013 was $3.3 million or $0.38 per share compared to $4.3 million or $1.99 per share in the fourth quarter of 2012. Net loss per share was based on 8,721,880 and 2,153,826 weighted average ordinary shares outstanding for the fourth quarter of 2013 and 2012, respectively.

Cash and cash equivalents were $76.5 million as of December 31, 2013 compared to $12.6 million as of December 31, 2012. This increase is primarily due to the successful completion of our initial public offering in November 2013, raising net proceeds of $63.9 million.

Full Year 2013 Financial Results

Revenues for the full year 2013 were $38.8 million, an increase of $18.1 million over 2012 full year revenues of $20.7 million.

For the full year 2013, product revenues were $19.9 million representing year-over-year growth of 119% over 2012 revenues of $9.1 million. 2013 service revenues were $18.9 million, a 63% increase over 2012 service revenues of $11.6 million.

Full year 2013 U.S. revenues were $17.3 million up 67% over 2012 U.S. revenues of $10.4 million. 2013 revenues in Europe and the Rest of the World region were $7.2 million, a 10% improvement from the prior year revenues of $6.5 million. Revenues in Asia were $14.3 million representing growth of 277% on a year-over-year basis from the 2012 Asia revenues of $3.8 million.

Gross profit was $20.2 million for the full year 2013, an increase of $11.9 million over $8.3 million from the prior year. Gross margin for full year 2013 was 52.0% compared to 39.9% in full year 2012. Margin expansion was primarily driven by reduction in kit costs, amortization of fixed costs over increased volume, lab consolidation and operating efficiencies described above.

2013 operating expenses were $27.5 million, an increase of $6.3 million over the $21.2 million in operating expenses during the 2012 year. The increase in operating expenses was primarily driven by an increased investment in sales and marketing personnel, an increase in accounting and audit costs related to our initial public offering and an increase in administrative costs related to being a public company.

EBITDA for 2013 was $(6.8) million compared to $(12.7) million in 2012. Adjusted EBITDA was $(5.7) million for 2013 compared to $(12.1) million in the prior year. Both EBITDA and Adjusted EBITDA for 2013 include $1.9 million of accounting and audit costs related to our IPO.

Full year 2013 net loss was $8.7 million or $2.26 per share in comparison to a $14.9 million net loss or $8.44 per share for full year 2012. Net loss per share was based on 3,830,837 and 1,763,728 weighted average ordinary shares outstanding for 2013 and 2012, respectively.

Business Outlook

As previously announced, we expect to report revenues of between $47 and $50 million for the full year 2014. We expect to report revenues of between $11.4 and $11.9 million for the first quarter of 2014, due in part to anticipated above average stocking orders from outside the U.S. We will continue our focus on improving our gross margins but we expect that the rate of increase will be less than in 2013. We expect that operating costs will increase as we invest proceeds from our IPO. Our investment priorities include expansion of our sales and marketing resources in the U.S. and outside the U.S., investments in our product pipeline and investments in infrastructure to support a rapidly growing public company.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, March 4, 2014 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2013 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial, (855) 363-5047 for United States callers and (484) 365-2897 for international callers and reference confirmation code 2444858, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec’s website at http://www.oxfordimmunotec.com. The replay will be available on the Company’s website for approximately 90 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology. The proprietary T-SPOT® technology platform measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. T cells are a central component of the human body’s immune system, and are implicated in the control and progression of many medical conditions, including certain types of infectious diseases, cancers and autoimmune diseases. The Company’s initial product developed using the T-SPOT technology platform is the T-SPOT.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties, includes, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1865 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer,

Oxford Immunotec

Tel: +1 (508) 481-4648

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

(in thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Revenue
Product	$5,017	$2,273	$19,905	$9,080
Service	5,208	3,006	18,879	11,605
Total revenue	10,225	5,279	38,784	20,685

Cost of revenue
Product	1,708	1,213	8,475	4,329
Service	2,727	2,088	10,125	8,095
Total cost of revenue	4,435	3,301	18,600	12,424

Gross profit	5,790	1,978	20,184	8,261

Operating expenses:
Research and development	563	715	2,146	1,947
Sales and marketing	3,713	3,282	13,270	11,177
General and administrative	3,662	2,284	12,119	8,068
Total operating expenses	7,938	6,281	27,535	21,192

Loss from operations	(2,148)	(4,303)	(7,351)	(12,931)

Other expense:
Interest expense, net	(72)	(25)	(328)	(1,477)
Foreign exchange losses	(467)	(134)	(423)	(626)
Other expense	(584)	—	(470)	—
Loss before income taxes	(3,271)	(4,462)	(8,572)	(15,034)
Income tax expense (benefit)	57	(172)	92	(151)
Net loss	$(3,328)	$(4,290)	$(8,664)	$(14,883)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.38)	$(1.99)	$(2.26)	$(8.44)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	8,721,880	2,153,826	3,830,837	1,763,728

Note: per share amounts have been adjusted to reflect the Company’s 1-for-6.705 reverse stock split which occurred in November 2013.

Reconciliation of net loss to adjusted EBITDA

(unaudited)

(in thousands)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net loss	$(3,328)	$(4,290)	$(8,664)	$(14,883)
Income tax expense (benefit)	57	(172)	92	(151)
Interest income	(1)	(1)	(1)	(1)
Interest expense	73	26	329	1,478
Depreciation and amortization	529	221	1,392	801
EBITDA	(2,670)	(4,216)	(6,852)	(12,756)

Reconciling items:
Share-based compensation expense	63	20	140	79
Unrealized exchange losses	346	122	155	546
Loss on change in fair value of warrants	279	—	279	—
Loss on change in fair value of derivative instrument	561	—	561	—
Adjusted EBITDA	$(1,421)	$(4,074)	$(5,717)	$(12,131)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

(in thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$76,494	$12,578
Restricted cash	87	387
Accounts receivable, net	4,754	5,400
Inventory	5,450	3,073
Prepaid expenses and other	2,242	1,342
Total current assets	89,027	22,780
Restricted cash, non-current	362	287
Property and equipment, net	2,964	2,249
Intangible assets, net	331	107
Other assets	60	60
Total assets	$92,744	$25,483

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,310	$1,754
Accrued expenses	6,936	3,962
Deferred income	1,540	908
Revolving line of credit	—	1,548
Current portion of loans payable	170	79
Taxes payable	177	140
Total current liabilities	11,133	8,391
Long-term portion of loans payable	563	143
Other liabilities	296	—
Total liabilities	11,992	8,534

Shareholders’ equity:
Convertible preferred ordinary shares	—	83
Ordinary shares.	188	24
Subscription of G preferred ordinary shares	—	8,075
Additional paid-in capital	183,967	103,380
Accumulated deficit	(99,655)	(90,991)
Accumulated other comprehensive loss	(3,748)	(3,622)
Total shareholders’ equity	80,752	16,949
Total liabilities and shareholders’ equity	$92,744	$25,483